Exhibit 10.15

                         SEVERANCE ARRANGEMENT

                            John E. Vaughan

                              May 1, 1997


1. If you are terminated by Tellabs other than "for cause" before May 1, 2001, Tellabs agrees: (i) to immediately vest the stock options granted to you on May 1, 1997; and (ii) to immediately vest the restricted shares granted to you under the terms of the Restricted Stock Award. In such a case, we agree to continue your then-current salary for one year beyond the date of termination. (For purposes of this agreement "for cause" shall mean any act of deliberate dishonesty with respect to Tellabs, conviction of a felony, significant activities harmful to the reputation of Tellabs, refusal to perform or substantial disregard of duties properly assigned you, or significant violation of any Tellabs policy or any statutory or common law duty of loyalty to Tellabs.) The term "Tellabs" means Tellabs, Inc. and/or any of its direct or indirect subsidiaries.


2.   You agree as follows:
     a.  To comply with Tellabs' Confidentiality and Patent Agreements.

     b. Not to compete with Tellabs by accepting employment with a direct competitor of Tellabs in the provisioning of networking and/or transport equipment to service providers or end users of such equipment.

     c. Not to solicit, induce or attempt to persuade any supplier, distributor, client, customer or employee of Tellabs or any of its affiliates to terminate or breach its, his or her relationship(s) with Tellabs or any of its affiliates.

     d. The terms of this paragraph 2 will continue in effect following any termination of employment with Tellabs for a period of two years.